Exhibit 10.3

License and option AGREEMENT

THIS AGREEMENT is made effective as of the 29th day of May, 2015.

AMONG:

AQUA POWER SYSTEMS INC., a State of Nevada corporation having its executive offices at 1107 Town Creek Road, Eden, North Carolina, USA 27288,

(the “Licensee”)

AND:

AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, a corporation in Japan with an office at 2-7-17 Omorihoncho, Tokyo, Ota-ku, Japan, 143-0011,

(the “Licensor”)

AND:

TADASHI ISHIKAWA, with an address at 2-7-17 Omorihoncho, Tokyo, Ota-ku, Japan, 143-0011.

(the “Shareholder”)

WHEREAS:

A.	the Licensor has the right to license the use of the Intellectual Property (defined below) and wishes to permit Licensee to use the Intellectual Property on and subject to the terms of this Agreement (the “License”);

B.	the Shareholder is the legal and beneficial owner of 9,890 shares of the Licensor (representing all of the issued and outstanding common shares of the Licensor);

C.	the Shareholder and the Licensor have agreed to grant to the Licensee an option to purchase the Shares from the Shareholder on the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“Closing” shall mean the exercise of the Option, in accordance with Sections 5.2 and 5.3 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)	“Closing Date” shall mean the date the Option is exercised by Licensee in writing and in accordance with Section 13.6 hereof following the satisfaction or waiver by Licensee and Licensor of the conditions precedent set out in Sections 8.1 and 8.2, respectively hereof;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Debt of Licensor” shall mean the aggregate of about USD$2,032,703 debt plus interest owed by Licensor to the holders of the debt (excluding any debt owed to Dial Services, Co., Ltd. and an aggregate of $150,000 owed to an arm’s length third party) and costs of Licensor associated with the License, grant of the Option and the exercise of the Option (the “Transactions”) that is convertible into common shares of Licensee at a deemed price of $0.20 per common share of Licensee and the debt owed by the Licensor to the parties;

(f)	“Exercise Date” shall mean the date that the Purchase Price is paid to the Shareholder;

(g)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(h)	“Intellectual Property” shall mean all rights and title under software, copyright, and the Trade Marks, and all trade-names, designs, Technical Know-How, Patents and other intellectual property rights of any kind throughout the world, whether registered or not, owned or controlled by the Licensor relating to the Technology and to all work product of the Technology, and all physical embodiments thereof, which include, but is not limited to, the items in Schedule 5 attached hereto;

(i)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(j)	“Licensor Accounting Date” shall mean the date being that of the end of the most recent financial quarter of Licensor relative to the effective date of this Agreement;

(k)	“Licensor Financial Statements” shall mean the audited balance sheet of Licensor dated as of the most recent fiscal year end of Licensor, together with related statements of income, cash flows, and changes in shareholder’s equity for the most recent fiscal year end of Licensor and the unaudited balance sheet of Licensor dated as of the Licensor Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for the interim period ended on the Licensor Accounting Date relative to the effective date of this Agreement;

(l)	“Option Expiry Date” means the earlier of:

(i)	May 29, 2025;

(ii)	an order of the court of competent jurisdiction; or

(iii)	a written agreement between all parties.

(m)	“Patents” shall mean all rights under any present or future patents and/or patent applications throughout the world, and shall include, but not limited to:

(i)	any divisional, re-examination or renewal based on the said patents and /or patent applications, any patents which may issue on, from or as a result of any of the foregoing and any reissue of said patents,

(ii)	the sole and exclusive right to file, prosecute, maintain, and defend any of the foregoing, whether in the name of the Licensor or otherwise; and

(iii)	all legal and beneficial rights, titles and interests to the items in Schedule 5 attached hereto;

(n)	“Products” shall mean the various items described in Schedule 9 attached hereto and all physical embodiments manufactured utilizing the Patents;

(o)	“Purchase Price” shall have the meaning defined in Section 5.2 hereof;

(p)	“Quarter” shall mean each successive period of three months during the Term ending on March 31, June 30, September 30 and December 31, save for the period immediately prior to the date of termination of this Agreement which may be shorter than three months and “Quarterly” shall be construed accordingly;

(q)	“Royalty” shall have the meaning defined in Section 4.3 hereof;

(r)	“Royalty Calculation” shall mean ten percent (10%) of Net Sales;

(s)	“SEC” shall mean the Securities and Exchange Commission;

(t)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(u)	“Shares” shall mean an aggregate of 9,890 shares registered to and legally and beneficially owned by the Shareholder representing all of the issued and outstanding shares of the Licensor;

(v)	“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(w)	“Technical Know-How” shall mean all published or unpublished research, development information, technical data, designs, formulas, prototypes, samples, plans, specifications, methods, processes, systems, trade secrets, empirical data, computer programs and any other information or documentation related to the Patents, whether patentable or unpatentable, and whether in written, machine readable, oral form or drawing, and which exists at the effective date of this Agreement;

(x)	“Trade Marks” shall mean the trade mark(s) as set out in Schedule 5 attached hereto and any reference to the Trade Marks shall include a reference to any or all of them whether registered or unregistered as applicable; and

(y)	“Technology” shall mean the proprietary technology for the manufacture and sale of the Products relating to the creation of fuel cells owned or controlled by the Licensor and employed by the Licensor in its primary business, and includes, without limitation, all developments, improvements, and derivative works based upon or incorporating the Technology, all work product created by the Licensor.

1.2	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Shareholders of Licensor
Schedule 2	–	Directors and Officers of Licensor
Schedule 3	–	Directors and Officers of Licensee
Schedule 4	–	Licensor Material Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule 5	–	Licensor Intellectual Property & Trademarks
Schedule 6	–	Licensor Material Contracts
Schedule 7	–	Licensor Employment Agreements and Arrangements
Schedule 8	–	Licensor Subsidiaries
Schedule 9	–	Products

1.3	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	GRANT OF LICENsE

2.1	The License. Licensor grants to Licensee, subject to the provisions set out in this Agreement:

(a)	the exclusive right to employ, promote, distribute, and commercially utilize and profit from the Intellectual Property throughout the world; and

(b)	the exclusive right to manufacture and sell the Products throughout the world.

(the “License”)

2.2	Licensor’s Rights. Without limiting the foregoing, Licensor specifically reserves and shall have the sole right to manufacture, distribute, sell or otherwise use, the Intellectual Property and the Products on or in connection with products identical or similar to the Products, during the Term without obligation to Licensee but does not include the right to license further or authorize other third parties to so use the Intellectual Property.

2.3	Assignability. The License shall be assignable by the holder thereof at the sole discretion of the Licensee.

2.4	Sublicense. The Licensee shall able sublicense the Licensee to any third party without the prior consent and approval of the Licensor and without compensation to the Licensor.

3.	DURATION OF THE LICENSE

3.1	Duration of the License. The License shall be valid as of the date of this Agreement and shall continue until May 29, 2025 (subject to earlier termination as provided under this Agreement) (the “Term”).

4.	FINANCIAL PROVISIONS

4.1	In consideration of the License granted under Section 2 of this Agreement, Licensee shall pay the Royalty to Licensor.

4.2	The Royalty shall be paid Quarterly and shall be the Royalty Calculation for such Quarter (the “Royalty”).

4.3	Payment of the Royalty. All payments due under this Agreement pursuant to Section 4.1 and 4.2 of this Agreement shall be received in Licensor’s bank account no later than twenty-five (25) days after the end of each Quarter unless otherwise specified.

4.4	Subject to the terms of this Agreement and the Licensor’s entitlement to a tax credit of any amount deducted by way of withholding tax or charge, Licensee may deduct any withholding tax or charge, required to be deducted from any payment to the Licensor under the laws of any applicable countries. In the event that the Licensor is not entitled to a tax credit for any amount deducted by way of withholding tax or charge, the Licensee shall increase the relevant payment to result in the payment made after deduction of the withholding tax or charge being equal to that which would have been paid had there been no withholding tax or charge. The Licensee shall as soon as practicably possible provide the Licensor with any relevant certificate of tax deduction and other information reasonably requested by Licensor regarding such withholding. The parties agree to take advantage of any double taxation treaties which may be available to them, in particular the Licensee agrees that at the date of this Agreement it shall obtain and complete the relevant forms to receive authorization from the relevant tax authorities to make payment under the rate applicable for the application of double taxation rather than the applicable local rate. If withholding certificates are not provided within three months of the date on which they are usually made available to the Licensor in that particular country, then the Licensee shall not be entitled to a tax credit under this Section.

4.5	If the Licensee fails to pay in full any sums due to the Licensor under this Agreement on the due date for payment, then without prejudice to any other right or remedy which may be available to the Licensor under this Agreement or otherwise, the Licensor shall be entitled to recover from the Licensee any and all reasonable and properly incurred costs and expenses (including legal fees) incurred by Licensor in collecting the amount unpaid.

4.6	Immediately upon the termination of this Agreement for whatever reason (and without prejudice to any other rights or remedies available to the Licensor under this Agreement or otherwise) all sums due to Licensor shall become payable immediately.

4.7	In the event of a delay of any payment due to Licensor which has the effect that when such payment is eventually paid, the Licensor receives less than Licensor would have done had the payment been made on time, such as, for example, a result of an exchange rate movement, the Licensee shall be responsible for the shortfall which shall be immediately due and payable on notice from the Licensor.

4.8	Any amount payable under this Agreement is exclusive of any value added (or like) tax which may be payable.

4.9	The Licensee shall, every six months as instructed by Licensor, complete the Royalty forecast form in the format required by the Licensor from time to time, providing a copy of the completed form to Licensor on each occasion.

5.	THE OPTION FOR THE PURCHASE of Shares

5.1	Option to Purchase Shares. Subject to the terms and conditions of this Agreement, for good and valuable consideration, the receipt of which is acknowledged by the Shareholder, the Licensor and the Shareholder (collectively, the “Optionor”) grants to the Licensee the sole and exclusive option, irrevocable within the time limited herein, for exercise by the Licensee to purchase the Shares free and clear of all liens, charges and encumbrances as applicable (the “Option”).

5.2	Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall consist of the following:

(a)	the Licensee shall complete financing consisting of debt and/or equity of not less than an aggregate of $250,000, $50,000 on or before Friday June 5, 2015, and $100,000 on or before Friday June 12, 2015, and $100,000 on or before Friday June 19, 2015or such later date as mutually agreed upon by the parties.

(b)	the Licensee issuing to the Shareholder 3,806,559 common shares of Licensee at a price of $0.20 per common share being an aggregate of $761,311.61 on or before July 15, 2015.

5.3	Exercise of Option. The Licensee may exercise the Option at any time until 5:00 pm on the Option Expiry Date by delivering to the Optionor written notice of the exercise of the Option. If the Option is exercised as set forth in this Section 5.3, this Agreement will become a binding agreement for the purchase the Shares which will be completed upon the terms and conditions contained in this Agreement on the Exercise Date.

5.4	Non-exercise of Option. If the Option is not exercised within the time and in the manner set forth in Section 5.3, then the Option shall be cancelled and of no further effect and any forwarded whole or part of the Purchase Price shall be returned to the Licensee.

5.5	Termination of the License on Exercise of the Option. Upon exercise of the Option by the Licensee, the Licensee and the Optionor agree to terminate the License pursuant to the terms of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF Licensor AND THE SHAREHOLDER

Licensor and the Shareholder, jointly and severally, represent and warrant to Licensee, and acknowledge that Licensee is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Licensee, as follows:

6.1	Organization and Good Standing. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the country of Japan and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Licensor is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Licensor owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Licensor taken as a whole.

6.2	Authority. Licensor has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Licensor Documents”) to be signed by Licensor and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Licensor Documents by Licensor and the consummation of the transactions contemplated hereby have been duly authorized by Licensor’s board of directors. No other corporate or shareholder proceedings on the part of Licensor is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Licensor Documents when executed and delivered by Licensor as contemplated by this Agreement will be, duly executed and delivered by Licensor and this Agreement is, and the other Licensor Documents when executed and delivered by Licensor as contemplated hereby will be, valid and binding obligations of Licensor enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

6.3	Capitalization of Licensor. The entire authorized capital stock and other equity securities of Licensor consists of 50,000 common shares (the “Licensor Common Stock”) and no preference shares. As of the date of this Agreement, there are 9,890 shares of Licensor Common Stock issued and outstanding. All of the issued and outstanding shares of Licensor Common Stock have been duly authorized, are validly issued, were not issued in violation of, or subject to, any pre-emptive rights and are fully paid and non-assessable, the whole in full compliance with the laws of Japan. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Licensor to issue any additional common shares of Licensor Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Licensor any common shares of Licensor Common Stock. There are no agreements purporting to restrict the transfer of the Licensor Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Licensor Common Stock.

6.4	Title and Authority of Shareholder. The Shareholder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of the Licensor Common Stock held by him and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such Licensor Common Stock held by the Shareholder have been duly and validly issued and are outstanding as fully paid and non-assessable common shares in the capital stock of Licensor. The Shareholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the Licensor Common Stock held by it.

6.5	Shareholders of Licensor Common Stock. Schedule 1 attached hereto contains a true and complete list of the holders of all issued and outstanding shares of the Common Stock of the Licensor as of the date of this Agreement.

6.6	Directors and Officers of Licensor. The duly elected or appointed directors and the duly appointed officers of Licensor are as set out in Schedule 2 attached hereto.

6.7	Corporate Records of Licensor. The corporate records of Licensor, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Licensor is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Licensor.

6.8	Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions or any of the transactions contemplated in this Agreement, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Licensor or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Licensor or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the constating documents of Licensor, any of its subsidiaries or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Licensor, any of its subsidiaries or any of their respective material property or assets.

6.9	Actions and Proceedings. To the best knowledge of Licensor, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Licensor, any of its subsidiaries or which involves any of the business, or the properties or assets of Licensor or any of its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Licensor and its subsidiaries taken as a whole (a “Licensor Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Licensor Material Adverse Effect.

6.10	Compliance.

(a)	To the best knowledge of Licensor, Licensor and each of its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Licensor and its subsidiaries;

(b)	To the best knowledge of Licensor, neither Licensor nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Licensor Material Adverse Effect;

(c)	Each of Licensor and, if any, its subsidiaries has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Licensor, threatened, and none of them will be adversely affected by the consummation of the Transactions or any of the transactions contemplated in this Agreement; and

(d)	Each of Licensor and, if any, its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Neither Licensor nor any of its subsidiaries has received any notice of any violation thereof, nor is Licensor aware of any valid basis therefore.

6.11	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Licensor or any of its subsidiaries of the Transactions or any of the transactions contemplated in this Agreement contemplated by this Agreement or to enable Licensee to continue to conduct Licensor’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

6.12	Absence of Undisclosed Liabilities. Notwithstanding the Debt of Licensor, neither Licensor nor any of its subsidiaries has any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	will not be set forth in the Licensor Financial Statements;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Licensee; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Licensor Financial Statements.

6.13	Tax Matters.

(a)	As of the date hereof:

(i)	each of Licensor and its subsidiaries has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Licensor or its subsidiaries, and

(ii)	all such returns are true and correct in all material respects;

(b)	each of Licensor and its subsidiaries has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Licensor Material Adverse Effect;

(c)	neither Licensor nor any of its subsidiaries is presently under or has received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)	to the best knowledge of Licensor, the Licensor Financial Statements will contain full provision for all Taxes including any deferred Taxes that may be assessed to Licensor or its subsidiaries for the accounting period ended on the Licensor Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Licensor Accounting Date or for any profit earned by Licensor on or prior to the Licensor Accounting Date or for which Licensor is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Licensor Financial Statements.

6.14	Absence of Changes. Since the Licensor Accounting Date, neither the Licensor or any of its subsidiaries has:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Licensor or its subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

6.15	Absence of Certain Changes or Events. Since the Licensor Accounting Date, there will have not been:

(a)	a Licensor Material Adverse Effect; or

(b)	any material change by Licensor in its accounting methods, principles or practices.

6.16	Subsidiaries. Except as set forth on Schedule 8 attached hereto, Licensor does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. Each subsidiary of Licensor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Each subsidiary of Licensor is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Licensor owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Licensor and its subsidiaries taken as a whole. Licensor owns all of the shares of each subsidiary of Licensor and there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating any subsidiary of Licensor to issue any additional common shares of such subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from any subsidiary of Licensor any shares of such subsidiary.

6.17	Personal Property. Each of Licensor and its subsidiaries possesses, and has good and marketable title of all property necessary for the continued operation of the business of Licensor and its subsidiaries as presently conducted and as represented to Licensee. All such property is used in the business of Licensor and its subsidiaries. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Licensor and its subsidiaries is owned by Licensor or its subsidiaries free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 4 attached hereto.

6.18	Intellectual Property

(a)	Intellectual Property Assets. Licensor and its subsidiaries own or hold an interest in all intellectual property assets necessary for the operation of the business of Licensor and its subsidiaries as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Licensor and its subsidiaries as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. Schedule 5 attached hereto contains a complete and accurate list and summary description, including any royalties paid or received by Licensor and its subsidiaries, of all contracts and agreements relating to the Intellectual Property Assets to which Licensor and its subsidiaries is a party or by which Licensor and its subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Licensor or its subsidiaries is the licensee. To the best knowledge of Licensor, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)	Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule 5 attached hereto, Licensor and its subsidiaries is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Schedule 5 attached hereto, all former and current employees and contractors of Licensor and its subsidiaries have executed written contracts, agreements or other undertakings with Licensor and its subsidiaries that assign all rights to any inventions, improvements, discoveries, or information relating to the business of Licensor and its subsidiaries. No employee, director, officer or shareholder of Licensor or any of its subsidiaries owns directly or indirectly in whole or in part, any Intellectual Property Asset which Licensor or any of its subsidiaries is presently using or which is necessary for the conduct of its business. To the best knowledge of Licensor, no employee or contractor of Licensor or its subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Licensor or its subsidiaries.

(d)	Patents. Except as set out in Schedule 5 attached hereto, neither Licensor nor any of its subsidiaries holds any right, title or interest in and to any Patent and Licensor has not filed any patent application with any third party. To the best knowledge of Licensor, none of the products manufactured and sold, nor any process or know-how used, by Licensor or any of its subsidiaries infringes or is alleged to infringe any patent or other proprietary night of any other person or entity.

(e)	Trademarks. Except as set out in Schedule 5 attached hereto, neither Licensor nor any of its subsidiaries holds any right, title or interest in and to any Mark and Licensor has not registered or filed any application to register any Mark with any third party. To the best knowledge of Licensor, none of the Marks, if any, used by Licensor or any of its subsidiaries infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(f)	Copyrights. Schedule 5 attached hereto contains a complete and accurate list and summary description of all Copyrights. Licensor and its subsidiaries is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of Licensor, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)	Trade Secrets. Each of Licensor and its subsidiaries has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Each of Licensor and its subsidiaries has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Licensor, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Licensor or any of its subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

6.19	Employees and Consultants. All employees and consultants of Licensor and its subsidiaries have been paid all salaries, wages, income and any other sum due and owing to them by Licensor or its subsidiaries, as at the end of the most recent completed pay period, or such amounts have been accrued, as indicated on the Licensor Financial Statements. Neither Licensor nor any of its subsidiaries is aware of any labor conflict with any employees that might reasonably be expected to have a Licensor Material Adverse Effect. To the best knowledge of Licensor, no employee of Licensor or any of its subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Licensor or its subsidiaries or any other nature of the business conducted or to be conducted by Licensor its subsidiaries.

6.20	Real Property. Except as set out in Schedule 4 attached hereto, neither Licensor nor any of its subsidiaries owns any real property. Each of the material leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Licensor or any of its subsidiaries is a party or is bound, as set out in Schedule 4, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Licensor and its subsidiaries pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. Neither Licensor nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

6.21	Material Contracts and Transactions. Schedule 6 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Licensor or any of its subsidiaries is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Licensor or any of its subsidiaries under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Licensor or any of its subsidiaries. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transactions or any of the transactions contemplated in this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

6.22	Certain Transactions. Neither Licensor nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

6.23	No Brokers. Neither Licensor nor any of its subsidiaries has incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transactions or any of the transactions contemplated in this Agreement.

6.24	Completeness of Disclosure. No representation or warranty by Licensor in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Licensee pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

Notwithstanding section 13.1 hereof, the representations and warranties contained in this Section 6 shall survive the Closing indefinitely.

7.	REPRESENTATIONS AND WARRANTIES OF Licensee

Licensee represents and warrants to Licensor and the Shareholder and acknowledges that Licensor and the Shareholder are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Licensor or the Shareholder, as follows:

7.1	Organization and Good Standing. Licensee is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Licensee is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Licensee.

7.2	Authority. Licensee has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Licensee Documents”) to be signed by Licensee and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Licensee Documents by Licensee and the consummation by Licensee of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Licensee is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Licensee Documents when executed and delivered by Licensee as contemplated by this Agreement will be, duly executed and delivered by Licensee and this Agreement is, and the other Licensee Documents when executed and delivered by Licensee, as contemplated hereby will be, valid and binding obligations of Licensee enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

7.3	Capitalization of Licensee. The entire authorized capital stock and other equity securities of Licensee consists of 200,000,000 shares of common stock with a par value of $0.0001 (the “Licensee Common Stock”) and 10,000,000 shares of preferred stock with a par value of $0.0001 (the “Licensee Preferred Stock”). As of the date of this Agreement, there are 161,124,318 shares of Licensee Common Stock issued and outstanding and no share of Licensee Preferred Stock outstanding. All of the issued and outstanding shares of Licensee Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. As of the date of this Agreement and except as contemplated by this Agreement there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Licensee to issue any additional shares of Licensee Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Licensee any shares of Licensee Common Stock. There are no agreements purporting to restrict the transfer of the Licensee Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Licensee Common Stock.

7.4	Directors and Officers of Licensee. The duly elected or appointed directors and the duly appointed officers of Licensee are as listed on Schedule 3 attached hereto.

7.5	Corporate Records of Licensee. The corporate records of Licensee, as required to be maintained by it pursuant to the laws of the State of Nevada are accurate, complete and current in all material respects, and the minute book of Licensee is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Licensee.

7.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions or any of the transactions contemplated in this Agreement, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Licensee under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Licensee or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Licensee; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Licensee or any of its material property or assets.

7.7	Actions and Proceedings. To the best knowledge of Licensee, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Licensee, threatened against Licensee which involves any of the business, or the properties or assets of Licensee that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Licensee taken as a whole (a “Licensee Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Licensee Material Adverse Effect.

7.8	Compliance.

(a)	To the best knowledge of Licensee, Licensee is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Licensee;

(b)	To the best knowledge of Licensee, Licensee is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Licensee Material Adverse Effect;

(c)	Licensee has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Licensee, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transactions or any of the transactions contemplated in this Agreement; and

(d)	Licensee has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Licensee has not received any notice of any violation thereof, nor is Licensee aware of any valid basis therefore.

7.9	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Licensee of the Transactions or any of the transactions contemplated in this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

7.10	Absence of Undisclosed Liabilities. Licensee has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Licensor; or

(b)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

7.11	Tax Matters.

(a)	As of the date hereof:

(i)	Licensee has filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)	Licensee has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)	Licensee is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)	All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

7.12	Absence of Changes. Except as contemplated in this Agreement or as disclosed in Licensee’s filings with the SEC (the “Licensee SEC Filings”) , Licensee has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Licensee to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

7.13	Absence of Certain Changes or Events. Except as disclosed herein or in the Licensee SEC Filings, there has not been:

(a)	a Licensee Material Adverse Effect; or

(b)	any material change by Licensee in its accounting methods, principles or practices.

7.14	Subsidiaries. Except as disclosed in this Agreement, Licensee does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

7.15	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Licensee.

7.16	Employees and Consultants. Except as disclosed in the Licensee SEC Filings, Licensee does not have any employees or consultants.

7.17	Material Contracts and Transactions. Other than as expressly contemplated by this Agreement or as disclosed in the Licensee SEC Filings, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Licensee is a party except as disclosed in writing to Licensor.

7.18	No Brokers. Licensee has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transactions or any of the transactions contemplated in this Agreement.

7.19	Completeness of Disclosure. No representation or warranty by Licensee in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Licensor pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

8.	CLOSING CONDITIONS of the Option

8.1	Conditions Precedent to Closing by Licensee. The obligation of Licensee to consummate the Transactions or any of the transactions contemplated in this Agreement is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 13.6 of this Agreement. The Closing of the Transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Licensee and may be waived by Licensee in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Licensor and the Shareholder set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Licensor will have delivered to Licensee a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Licensor in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Licensor and the Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Licensor Documents, the Licensor Financial Statements and all other documents necessary or reasonably required to consummate the Transactions or any of the transactions contemplated in this Agreement, all in form and substance reasonably satisfactory to Licensee, will have been executed and delivered to Licensee.

(d)	Third Party Consents. Licensee will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Licensee.

(e)	No Liabilities. The Licensor Financial Statements will be free of any material liabilities as of the Licensor Accounting Date, other than as expressly consented to by Licensee in writing.

(f)	Employment Agreements. Licensee will have received from Licensor copies of all agreements or arrangements that evidence the employment of all of the hourly and salaried employees of Licensor as set out on Schedule 7 attached hereto, which constitute all of the employees reasonably necessary to operate the business of Licensor substantially as presently operated.

(g)	No Material Adverse Change. No Licensor Material Adverse Effect will have occurred since the date of this Agreement.

(h)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transactions or any of the transactions contemplated in this Agreement to be rescinded following consummation.

(i)	Outstanding Shares. Licensor will have no more than 9,890 shares of Licensor Common Stock issued and outstanding on the Exercise Date.

(j)	Ownership of the Shares. Immediately prior to the Closing, the Licensor will be the legal and beneficial owner of the Shares and have all rights to sell, assign or transfer the Shares to Licensee pursuant to this Agreement.

(k)	Ownership of the Shareholder Shares. Immediately prior to the Shareholder transferring the Shareholder Shares to Licensee pursuant to this Agreement, the Shareholder will be the legal and beneficial owner of the Shareholder Shares and have all rights to sell, assign or transfer the Shareholder Shares to Licensee pursuant to this Agreement.

(l)	Cancellation of Common Shares of Licensee. The Shareholder will cancel an aggregate of 110,863,935 common shares of Licensee registered to and beneficially owned by the Shareholder on the Closing Date.

(m)	Due Diligence Review of Financial Statements. Licensee and its accountants will be reasonably satisfied with their due diligence investigation and review of the Licensor Financial Statements.

(n)	Due Diligence Generally. Licensee and its solicitors will be reasonably satisfied with their due diligence investigation of Licensor that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transactions or any of the transactions contemplated in this Agreement, including:

(i)	materials, documents and information in the possession and control of Licensor and the Shareholder which are reasonably germane to the Transactions or any of the transactions contemplated in this Agreement;

(ii)	a physical inspection of the assets of Licensor by Licensee or its representatives; and

(iii)	title to the material assets of Licensor.

8.2	Conditions Precedent to Closing by Licensor. The obligation of Licensor and the Shareholder to consummate the Transactions or any of the transactions contemplated in this Agreement is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 13.6 of this Agreement. The Closing of the Transactions will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Licensor and the Shareholder and may be waived by Licensor and the Shareholder in their discretion.

(a)	Representations and Warranties. The representations and warranties of Licensee set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Licensee will have delivered to Licensor a certificate dated the Closing Date, to the effect that the representations and warranties made by Licensee in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Licensee are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Licensee must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Transaction Documents. This Agreement, the Licensee Documents and all other documents necessary or reasonably required to consummate the Transactions or any of the transactions contemplated in this Agreement, all in form and substance reasonably satisfactory to Licensor, will have been executed and delivered by Licensee.

(d)	No Material Adverse Change. No Licensee Material Adverse Effect will have occurred since the date of this Agreement.

(e)	No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transactions or any of the transactions contemplated in this Agreement to be rescinded following consummation.

(f)	Due Diligence Generally. Licensor will be reasonably satisfied with their due diligence investigation of Licensee that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transactions or any of the transactions contemplated in this Agreement.

9.	ADDITIONAL COVENANTS OF THE PARTIES

9.1	Financings. Licensee shall complete financings consisting of debt and/or equity of not less than an aggregate of $100,000 on or before June 30, 2015, $100,000 on or before July 31, 2015, $100,000 on or before August 31, 2015 and $100,000 on or before September 30, 2015 (post-Closing of the Transactions).

9.2	Notification of Financial Liabilities. Licensor and Licensee will immediately notify the other in accordance with Section 13.6 hereof, if either party receives any advice or notification from its independent certified public accounts that the other party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of such party, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

9.3	Access and Investigation. Between the date of this Agreement and the Closing Date, Licensor, on the one hand, and Licensee, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

9.4	Confidentiality. All information regarding the business of Licensor including, without limitation, financial information that Licensor provides to Licensee during Licensee’s due diligence investigation of Licensor will be kept in strict confidence by Licensee and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Licensee or disclosed to any third party (other than Licensee’s professional accounting and legal advisors) without the prior written consent of Licensor. If the Transactions or any of the transactions contemplated in this Agreement does not proceed for any reason, then upon receipt of a written request from Licensor, Licensee will immediately return to Licensor (or as directed by Licensor) any information received regarding Licensor’s business. Likewise, all information regarding the business of Licensee including, without limitation, financial information that Licensee provides to Licensor during its due diligence investigation of Licensee will be kept in strict confidence by Licensor and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Licensor or disclosed to any third party (other than Licensor’s professional accounting and legal advisors) without Licensee’s prior written consent. If the Transactions or any of the transactions contemplated in this Agreement does not proceed for any reason, then upon receipt of a written request from Licensee, Licensor will immediately return to Licensee (or as directed by Licensee) any information received regarding Licensee’s business.

9.5	Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

9.6	Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to the terms of this Agreement, the Shareholder, Licensor and Licensee will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Licensor or Licensee, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

9.7	Conduct of Licensor and Licensee Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Licensee otherwise consents in writing, Licensor will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Licensor otherwise consents in writing, Licensee will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

9.8	Certain Acts Prohibited – Licensor. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Licensor will not, without the prior written consent of Licensee:

(a)	amend its Certificate of Incorporation, Articles of Incorporation or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Licensor except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Licensor property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Licensor Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Licensor Common Stock, or

(ii)	split, combine or reclassify any Licensor Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Licensor Common Stock; or

(f)	materially increase benefits or compensation expenses of Licensor, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

9.9	Certain Acts Prohibited - Licensee. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Licensee will not, without the prior written consent of Licensor:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Licensee except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any Licensee property or assets except in the ordinary course of business consistent with past practice;

(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Licensee Common Stock; or

(d)	materially increase benefits or compensation expenses of Licensee, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

9.10	Public Announcements. Licensee and Licensor each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transactions or any of the transactions contemplated in this Agreement without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

9.11	Employment Agreements. Between the date of this Agreement and the Closing Date, Licensor will have made necessary arrangements on substantially the same terms as of the date of this Agreement to employ all of the hourly and salaried employees of Licensor reasonably necessary to operate such business substantially as presently operated. Licensor agrees to provide copies of all such agreements and arrangements that evidence such employment at or prior to Closing.

10.	CLOSING of the option

10.1	Closing of the Option. The Closing shall take place on the Closing Date at the offices of the lawyers for Licensee or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Licensor and Licensee, provided such undertakings are satisfactory to each party’s respective legal counsel.

10.2	Closing Deliveries of Licensor and the Shareholder. At Closing, Licensor and the Shareholder will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Licensee:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Licensor evidencing approval of this Agreement and the Transactions or any of the transactions contemplated in this Agreement;

(b)	if the Shareholder appoints any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Shareholder, a valid and binding power of attorney or equivalent from the Shareholder;

(c)	physical share certificates, if issued at the sole discretion of the Licensee, representing the Shares;

(d)	all certificates and other documents required by Sections 5 and 8.1 of this Agreement;

(e)	all certificates, consents and necessary documents to the cancellation of the Licensee Shares of the Shareholder to effect Section 8.1(k) of this Agreement;

(f)	all required consents of interested third parties;

(g)	all certificates, stock powers, and other documents required for the cancellation or consolidation of a sufficient amount of Licensee common shares to comply with Section 8.1(l) herein;

(h)	the Licensor Documents and any other necessary documents, each duly executed by Licensor, as required to give effect to the Transactions or any of the transactions contemplated in this Agreement; and

(i)	copies of all agreements and arrangements required by Section 9.11 of this Agreement.

10.3	Closing Deliveries of Licensee. At Closing, Licensee will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Licensor:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Licensee evidencing approval of this Agreement and the Transactions or any of the transactions contemplated in this Agreement;

(b)	physical share certificates, if issued, pursuant to the exercise of the Option and the delivery of the Purchase Price;

(c)	all certificates and other documents required by Section 8.2 of this Agreement; and

(d)	the Licensee Documents and any other necessary documents, each duly executed by Licensee, as required to give effect to the Transactions or any of the transactions contemplated in this Agreement.

10.4	Delivery of Financial Statements. On or before June 30, 2015, the Licensor will have delivered to Licensee the Licensor Financial Statements and financial statements for the most recently completed interim period in respect of the Licensor Accounting Date.

11.	TERMINATION

11.1	Termination. This Agreement prior to the Closing Date or the License may be terminated at any time hereby by:

(a)	mutual written agreement of the Licensee and the Licensor;

(b)	the Licensee, if there has been a material breach by the Licensor or any of the Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Licensor or the Shareholder that is not cured, to the reasonable satisfaction of the Licensee, within ten business days after notice of such breach is given by Licensee (except that no cure period will be provided for a breach by the Licensor or the Shareholder that by its nature cannot be cured);

(c)	the Licensor, if there has been a material breach by the Licensee of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Licensee that is not cured by the breaching party, to the reasonable satisfaction of the Licensor, within ten business days after notice of such breach is given by the Licensor (except that no cure period will be provided for a breach by the Licensee that by its nature cannot be cured); or

(d)	the Licensee or the Licensor if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transactions or transactions contemplated by this Agreement has become final and non-appealable.

11.2	Effect of Termination. In the event of the termination of this Agreement or the License as provided in Section 11.1 of this Agreement, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

12.	INDEMNIFICATION, REMEDIES, SURVIVAL

12.1	Certain Definitions. For the purposes of this Article 12, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensee or Licensor including damages for lost profits or lost business opportunities.

12.2	Agreement of Licensor to Indemnify. Licensor will indemnify, defend, and hold harmless, to the full extent of the law, Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this Agreement, any Licensor Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this Agreement, any Licensor Document or any certificate or other instrument delivered pursuant to this Agreement.

12.3	Agreement of the Shareholder to Indemnify. The Shareholder will indemnify, defend, and hold harmless, to the full extent of the law, Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by the Shareholder or Licensor of any representation or warranty of the Shareholder or Licensor contained in or made pursuant to this Agreement, any Licensor Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by the Shareholder or Licensor of any covenant or agreement of the Shareholder or Licensor made in or pursuant to this Agreement, any Licensor Document or any certificate or other instrument delivered pursuant to this Agreement.

12.4	Agreement of Licensee to Indemnify. Licensee will indemnify, defend, and hold harmless, to the full extent of the law, Licensor and the Shareholder from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor and the Shareholder by reason of, resulting from, based upon or arising out of:

(a)	the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this Agreement, any Licensee Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement, any Licensee Document or any certificate or other instrument delivered pursuant to this Agreement.

13.	MISCELLANEOUS PROVISIONS

13.1	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one year after the Closing Date.

13.2	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

13.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

13.4	Expenses. Licensee will bear all costs incurred in connection with the preparation, execution and performance of this Agreement, the Transactions and any of the transactions contemplated in this Agreement, including all fees and expenses of agents, representatives, legal and accountants.

13.5	Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

13.6	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

13.7	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.8	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

13.9	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

13.10	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

13.11	Independent Legal Advice. The Licensor or the Shareholder acknowledge that:

(a)	W.L. Macdonald Law Corporation received instructions from the Licensee and does not represent the Licensor or the Shareholder;

(b)	the Licensor or the Shareholder have been requested to obtain its own independent legal advice on this Agreement prior to signing this Agreement;

(c)	the Licensor or the Shareholder have been given adequate time to obtain independent legal advice;

(d)	by signing this Agreement, the Licensor or the Shareholder confirm that each fully understand this Agreement; and

(e)	by signing this Agreement without first obtaining independent legal advice, the Licensor or the Shareholder waive their respective right to obtain independent legal advice.

13.12	Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

13.13	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

13.14	Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

13.15	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13.16	Fax and PDF Execution. This Agreement may be executed by delivery of executed signature pages by fax or PDF document via Email and such execution will be effective for all purposes.

13.17	Relationship between the Parties. The relationship between Licensor and Licensee under this Agreement is that of independent contractors and nothing in this Agreement shall be deemed to create a relationship of joint venture, partnership or agency between the Parties or constitute any Party the partner, agent or legal representative of the other.

[THIS PART INTENTIONALLY LEFT BLANK]

Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

AQUA POWER SYSTEMS INC.

Per:	/s/ Jeffrey Alt
Name: Jeffrey Alt
Title: Director

AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

Per:	/s/ Tadashi Ishikawa
Name: Tadashi Ishikawa
Title: President and Director

Signed, sealed and delivered by	)
TADASHI ISHIKAWA in the presence of:	)
)
)
Signature of Witness	)
	)	/s/ Tadashi Ishikawa

	)	TADASHI ISHIKAWA
)
Name of Witness	)
)

Schedule 1

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

	Name	Number of Shares of Licensor held as of the date of this Agreement
1.	Tadashi Ishikawa	9,890
	Total shares issued and outstanding of the Licensor:	9,890

Schedule 2

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

DIRECTORS AND OFFICERS OF LICENSOR

Directors:

1.	Tadashi Ishikawa.

2.	Yoshiaki Hasebe.

Officers:

1.	Tadashi Ishikawa – President.

2.	Yoshiaki Hasebe – Chief Engineer.

1.

Schedule 3

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

DIRECTORS AND OFFICERS OF LICENSEE

Directors:

1.	Tadashi Ishikawa.

2.	Jeffrey Alt.

Officers:

1.	Tadashi Ishikawa – President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

Schedule 4

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

LICENSOR MATERIAL LEASES, SUBLEASES, CLAIMS, CAPITAL EXPENDITURES,
TAXES AND OTHER PROPERTY INTERESTS

		Lease Company	Contract Number
1.	Office copier KONIKA MINOLTA	Japan Business Lease	1021-0970-5800-00
2.	Office telephone	NEC Capital Solution	Not available
3.	Office (2-7-17 Morimoto cho, Ota-ku, Tokyo)	Degawa Suisan	Not available

Schedule 5

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

LICENSOR INTELLECTUAL PROPERTY

	Country:	Title of Property:	Aqua Power Reference Number:	Description:	Filing Date:
1.	Japan	Water Battery	2008-8180U	Water battery adapted to generate large amount of electricity by having enlarged area contacting with water in an inner circumference surface of a negatively electrode cylinder.	11/21/2008
2.	Japan	Water Battery for Supplying Low Current	2009-3895U	Water battery for supplying low current adapted to be readily positioned in a socket.	6/9/2009
3.	Japan	Boost Circuit	2009-6313U	Boosting Circuit capable of boosting power supply voltage of a power supply battery and realizing low power consumption current with a relatively simple and low cost structure.	9/3/2009
4.	Japan	Water Battery	2009-4737U	Water battery adapted to generate electricity by having an enlarged electrochemical area.	7/8/2009
5.	Japan	Water Battery	2009-3896U	Water battery having a high generating efficiency and being unlikely to be broken in part during use.	6/9/2009
6.	PCT	Water Battery	2009-3896U-PCT (Not entered into National Phase)	N/A	6/9/2009

7.	Japan	Water Battery	2010-88994	Water battery that is thin and small that can generate a predetermined electromotive force with slight amount of water supply.	4/7/2010
8.	Japan	Water Battery and Method for Making the Same	2010-160142	Water battery which can carry predetermined electromotive force by supply of small amount of water, and it relatively thin.	7/14/2010
9.	Japan	Water Battery	2010-160132	Water battery which can generate predetermined electromotive force by supplying a small amount of water and is relatively thin and small.	7/14/2010
10.	Japan	Liquid Detection Apparatus	2011-29212	Withdrawn - Does not exist	2/14/2011
11.	Japan	Liquid Detection System	2011-286603	Liquid detection system with simpler and more compact structure, with self electric power generation function and capable of more accurately detecting leakage of liquid.	12/27/2011
12.	Japan	Water Battery	2012-136386	Water battery capable of easily switching on and off an electromotive forces by changing direction arrangement.	6/15/2012
13.	Japan	Water Battery	2012-261719	Water battery capable of generating electricity at one push of a button without pouring water into an inlet as first step.	11/29/2012
14.	Japan	Air Magnesium Battery	2012-276235	Air magnesium battery with excellent water repellency, air permeability and leakage preventing properties and capable of reaching peak discharging reaction and constant amount of electric current for relatively long time.	12/18/2012
15.	Japan	Air Magnesium Battery	2013-13684	Air magnesium battery capable of switching on power supply by connecting a cap and switching off by releasing a cap.	1/28/2013

16.	Japan	Air Magnesium Battery and Electric Supply Apparatus Using the Same	2013-13724	Air magnesium battery with relatively small distance between an anode and cathode, being capable of containing a relatively large amount of reaction liquid and generating certain amount of electricity for a certain time in constant manner and an electric supply appartus using the air magnesium batter	1/28/2013
17.	Japan	Air Magnesium Battery	2013-267982	Air magnesium battery being excellent in water repellency, air permeability and leakage preventing properties and captable of reaching the peak of discharging reaction and discharging a constant amojnt of electric current for a relatively long time.	12/25/2013
18.	Japan	Air Magnesium Battery	2014-91711 (divisional appl. of 2013-267982)	N/A	4/25/2014
19.	PCT	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
20.	Japan	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-JP	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010

21.	China	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-CN （出願中止）	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
22.	USA	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-US （出願中止）	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
23.	EU	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-EP （出願中止）	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
24.	PCT	Liquid Leakage Detection System	10-0702-PCT	Liquid Leakage Detection System	8/13/2010
25.	Japan	Liquid Leakage Detection System	10-0702-PCT-JP	Liquid Leakage Detection System	8/13/2010
26.	China	Liquid Leakage Detection System	10-0702-PCT-CN	Liquid Leakage Detection System	8/13/2010
27.	USA	Liquid Leakage Detection System	10-0702-PCT-US	Liquid Leakage Detection System	8/13/2010
28.	EU	Liquid Leakage Detection System	10-0702-PCT-EP	Liquid Leakage Detection System	8/13/2010

29.	PCT	Liquid Detection Apparatus	11-0101-PCT	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
30.	Japan	Liquid Detection Apparatus	11-0101-PCT	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
31.	Taiwan	Liquid Detection Apparatus	11-0101-TW	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
32.	USA	NoPoPo	2009-17-US	NoPoPo USA Trademark	12/9/2009
33.	EU	NoPoPo	2009-03-CTM	NoPoPo Europe Trademark	12/11/2009
34.	JP	AQUPA	SL25T050	AQUPA Japan Trademark	12/25/2013

Schedule 6

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

LICENSOR (AND SUBSIDIARIES) MATERIAL CONTRACTS

	With:	Dated:	Material Terms/Description:
1.	Yamazen Corporation	October 3, 2013	Basic Distribution Agreement
2.	Nippon Valqua	December 2012	Basic Co-development Contract
3.
4.

Schedule 7

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

LICENSOR EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

As of the date of this Agreement, the following hourly and salaried employees of Licensor are reasonably necessary to operate the business of Licensor as substantially presently operated:

	Name of Party	Date of Agreement
1.	Yasuo Morimoto	April 1, 2012
2.	Yuri Kommo	December 18, 2014
3.
4.
5.
6.
7.

Schedule 8

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

SUBSIDIARIES

Licensee:

Name:	Jurisdiction:
Stoneville Solar, LLC	North Carolina limited liability company established on December 14, 2010.

Licensor:

Name:	Jurisdiction:	Percentage Owned
None.

Schedule 9

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE SHAREHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

PRODUCTS

1.	Batteries

The NoPoPo was Aqua Power’s first product, launched in 2009. The water activated 1.5 V AA batteries can power LED flashlights, mini lanterns and portable radios and has a shelf life of 20 years (dry cell battery is less than three years). They are made up of manganese dioxide (+) and magnesium alloy (-).

2.	Lighting Products

Aqua Power has developed cutting edge lighting products using their RMAF system technology. The products can be broken into four categories: Lanterns, Flashlights, Speciality Lighting Products and Power Bars.

The diagram shows the basic functioning of the technology behind the lighting products.

3.	Lanterns

A magnesium fuel bolt provides determined hours of illumination, making these lanterns ideal for off-grid lighting for disaster response, camping, remote worksites, and marine use. An on-off switch starts – and stops – the chemical reaction that generates electricity to power the lantern. The magnesium bolt is easily replaced – a see-though bottom indicates when a replacement is needed. Yamazen currently distributes the production ready lanterns in Japan.

The table below provides the estimated product specifications for the Aqua Power lanterns, marketed under the Aqupa brand in Japan.

PRODUCT	HOURS	LUMENS	POWER	WEIGHT	SIZE	RETAIL PRICE (est)	STAGE
Aqupa Lamp 210	80 hrs	2,000	1.5 V	350g	215x95x95 mm	$25.00	Available in Stores
Aqupa Lamp 250	120 hrs	3,500	1.5 V	630g	255X110x110 mm	$30.00	Available in Stores
Lantern with Aqua Power AA Battery	80 hrs	N/A	1.5 V	N/A	255X110x110 mm	$25.00	In Development
Home Use Lantern – Dual USB Charger	80 hrs	N/A	3.0V	N/A	250x250x150 mm	$42.00	In Development
Developing Nation Lantern with Phone Charger	80 hrs	N/A	3.0V	N/A	255X110x110 mm	$21.00	In Advanced Development

The Aqupa Lamps 210 and 250 are stand up light sources (lanterns). The Lantern using Aqua Power AA Battery is a modified version of the Aqupa Lamp 250 to have a lower price. The Home Use Lantern is an upgraded Aqupa Lamp 250 with higher current, which provides up to 2A power.

4.	Flashlights

The Company has currently developed three flashlights and flashlight hybrids which are expected to go into production over the next year.

The following table provides the expected product specifications:

PRODUCT	HOURS	LUMENS	POWER	WEIGHT	SIZE	RETAIL PRICE (EST)	STAGE
OMUSUBI-Kun	90 hrs	1,500	1.5 V	350g	200X60x55 mm	US$20.50	In Development
Aqupa Flash	90 hrs	1,500	1.5 V	350g	180X50x55 mm	US$20.50	In Development
Aqupa Flash/Lantern	90 hrs	1,500	1.5 V	350g	187X197x50 mm	US$26.00	In Development

The OMUSUBI-Kun is a flashlight with rolling switch; the light comes on when the flashlight is rotated one way, and turns off when rotated the other. The Aqupa Flash/Lantern can be used as either a handheld or stand up light source.

5.	Speciality Lighting Products

Aqua Power has developed several speciality lighting products to suit the needs of particular customers and industries. The following table depicts proposed product specifications of the speciality lighting products currently being developed:

PRODUCT	HOURS	LUMENS	POWER	WEIGHT	SIZE	RETAIL PRICE (EST)	STAGE
Mining Industry Flash Light	80 hrs	N/A	1.5V	N/A	N/A	US$15.50	In Development.
Car and Boat Light/Battery	80 hrs	N/A	3.0V	N/A	N/A	US$50.00	In Development.
Mountaineering & Outdoor Recreation Light	80 hrs	N/A	1.5V	N/A	N/A	US$12.50	In Development.

The Mining Industry Flashlight is to be used by workers in underground mining operations where safety is a top priority. The Car and Boat Light/Battery is being designed to be a light source as well as electricity source to be used in cars and boats. The Mountain Climbing & Outdoor Recreation light is to be used as a light source for both markets.

6.	Lighting Products: Power Bars

The Aqupa Power Bars are magnesium rods that provide the power source for the Lanterns and Flashlights. The magnesium rod is easily replaced and range in size from 130 x 25 mm to 102 x 30 mm. The Power Bars currently retail from between US$7.90 to $8.30.

7.	Power Supply Equipment

Aqua Power’s R&D team is currently developing a number of power supply equipment products of increasing power output, physical size and cost.

8.	First Generation Portable Power Plant

The first generation portable power plant was originally designed specifically for the Government of Mexico as a back-up power plant for disaster situations. In September 2011, 510 units were sold to the City of Sonora. Based upon the water battery technology used in the NoPoPo batteries, it is made to order for specific customers. It will last approximately 240 hours and generates 15-19V DC / 100-220 AC with an estimated price of US$1,120.

9.	Handheld Power Supply Equipment

The small sized power charger is designed to be handheld using RMAF technology. Its estimated output is approximately 80 hours of electricity at up to 3.0 V. The small size – 150 mm (L) X 150 mm (W) X 80 mm (D) -- and lightweight of 350 grams make it a great handheld charger for laptops. The Handheld Power Supply Equipment will be ready for production over the next year and the retail price is estimated to be US$170.

The Company anticipates the launch of the Handheld Power Supply Equipment will be very well received in Japan especially given the recent past history of Furukawa Battery Co. Ltd’s announcement in September 2014.

10.	Small (2-3A) Power Supply Equipment

Using RMAF technology, the small sized power plant is designed outdoor and home use to power digital equipment. Its estimated output is 8 hours of electricity per day for 14 days at up to 2-3A with voltage of 15 to 19V DC. The unit can convert to 100 or 220 AC and is refuelled using the magnesium bolt. The small size – 20 cm (L) X 15 cm (W) X 15 cm (H) -- and lightweight of 1.8 kg make it highly portable and easily stored. The Small (2-3A) Power Supply Equipment can be ready over the next year; the estimated retail price is US$420.

11.	Medium (5A) Power Supply Equipment

Based on RMAF technology, the medium sized power plant is designed outdoor and home use. Its estimated output of electricity is 8 hours a day for 14 days at up to 5A with voltage of 22.5V DC. The unit can convert to 100 or 220 AC and is refuelled using the magnesium bolt. The small size – 28 cm (L) X 13.5 cm (W) X 16.5 cm (H) -- and lightweight of 3.5 kg make it highly portable and easily stored. The unit can be ready for production within a year; the estimated retail price of $920.

Example Design Drawings for Medium and X-Large Power Supply Equipment:

12.	Large (10A) Power Supply Equipment

The large sized power plant is designed outdoor and home use and was designed using RMAF technology. Its estimated output of electricity is 8 hours a day for 14 days at up to 10A with voltage of 22.5V DC. The unit can convert to 100 or 220 AC and is refuelled using the magnesium bolt. The small size -- 28 cm (L) X 13.5 cm (W) X 16.5 cm (H) – and lightweight make it easy to move and store. The estimated retail price is US$1,250.

13.	X-Large (30A) Power Supply Equipment

This unit is designed to power a home or be used for other purposes, such as an electric vehicle charging station. It uses RMAF magnesium plate technology and is estimated to be able to generate up to 30 amps / 37.5 V AC. The compact size 1 m (L) x 1m (W) x 1m also makes it relatively portable and storable. The estimated retail price is $1,585.

14.	Power Supply Equipment Exchange Power Bars

The Power Supply Equipment power bars last up to 112 hours (8 hours a day for 14 days).

POWER SUPPLY UNIT	ESTIMATED RETAIL PRICE
Small (2-3A)	$40.00
Medium (5A)	$66.00
Large (10A)	$133.00
X-Large (30A)	$168.00